Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 of Super League Enterprise, Inc. and Subsidiaries (the “Company”) of our report dated March 31, 2025, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

August 11, 2025